EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         (In thousands, except per share amounts)
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                                     Three Months Ended              Nine Months Ended
                                       January 31,                      January 31,


                                      1996        1995               1996         1995
Primary earnings per share:

Average share outstanding          4,884,800    4,836,300          4,867,400    4,818,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using average market price           588,000      328,800            522,100      274,900

                                   5,442,800    5,165,100          5,389,500    5,093,300

Net income                        $  369,500   $  478,000         $1,806,800   $1,398,600
Net income per share              $      .07   $      .09         $      .34   $      .27

Fully-diluted earnings per
share:

Average shares outstanding         4,884,800    4,836,300          4,867,400    4,818,400

Net effect of dilutive stock
options and warrants-based on
the treasury stock method
using ending market price (or
average market price if higher)      558,000      371,800            522,100      375,200

                                   5,442,800    5,208,100          5,389,500    5,193,600

Net income                        $  369,500   $  478,000         $1,806,800   $1,398,600
Net income per share              $      .07   $      .09         $      .34   $      .27

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